Exhibit 99.1

                      KRANZCO, CV REIT COMPLETE MERGER,
                         REORGANIZATION TRANSACTIONS

     PLYMOUTH MEETING, PA, JUNE 16, 2000 - CV Reit and Kranzco Realty Trust today announced the completion of the merger and reorganization approved by shareholders at special meetings held on June 6, 2000. As a result, the businesses of the two community shopping center real estate investment trusts have been combined into a new entity, Kramont Realty Trust, an umbrella partnership REIT.

     Kranzco and CV Reit common shareholders will receive one common share of Kramont in exchange for each of their common shares of Kranzco and CVV Reit. Each Kranzco preferred share will convert into one preferred share of Kramont, with the same rights. The common shares of Kramont will begin trading on the New York Stock Exchange on Monday, June 19, 2000 under the Kranzco symbol: KRT. Kramont Realty Trust is a self-administered, self-equity UPREIT specializing in neighborhood and community shopping center acquisition, leasing, development and management. Kramont owns and operates 90 properties encompassing approximately 12 million square feet of leasable space in 16 states. Detailed information regarding Kramont Realty Trust and its properties can be found on its World Wide Web site at http://www.kramont.com.

     This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Risks and other factors that might cause such a difference include, but are not limited to, the effect of economic and market conditions; risks that the Company's acquisition and development projects will fail to perform as expected; cost overruns and delays on expansion and development projects; financing risks, such as the inability to obtain debt or equity financings on favorable terms; the level and volatility of interest rates; loss or bankruptcy of one or more of the Company's major retail tenants; failure of the Company's properties to generate additional income to offset increases in operating expenses and failure to consummate a strategic transaction, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company


                                   #######